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Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE
                (dollars in thousands, except per share amounts)

                                                                   Fiscal Years
                                                     1998             1997             1996
                                                     ----             ----             ----
     Weighted average common shares
       outstanding during the year                   5,289            5,344            5,389

     Effect of dilutive stock options, net
       of shares assumed repurchased at
       average market price                           --               --                 10
                                                  --------         --------         --------

     Weighted average common shares and
       common share equivalents                      5,289            5,344            5,399
                                                  ========         ========         ========

     Net Income (Loss)                            $(48,650)        $   (860)        $  3,704
                                                  ========         ========         ========

     Basic earnings (loss) per share              $  (9.20)        $   (.16)        $    .69
     Diluted earnings (loss) per share               (9.20)            (.16)             .69

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